EXHIBIT 99
GIANT INDUSTRIES, INC.
NEWS RELEASE

Contact:  Mark B. Cox
          Vice President, Treasurer, & Chief Financial Officer
          Giant Industries, Inc.
          (480) 585-8888

FOR IMMEDIATE RELEASE

March 15, 2004


GIANT INDUSTRIES, INC. FILES UNIVERSAL SHELF REGISTRATION STATEMENT

Scottsdale, Arizona, March 15, 2004 - Giant Industries, Inc. [NYSE:
GI] announced today that it has filed with the Securities and Exchange Commission ("SEC") a Form S-3 universal shelf registration statement. The shelf registration allows Giant to issue various types of securities, including debt securities, preferred stock, common stock, debt and equity warrants and stock purchase contracts, either separately or in units, from time to time in one or more offerings up to a total dollar amount of $300 million.

Once declared effective by the SEC, the shelf registration statement would enable Giant to raise funds from the offering of any individual security covered by the shelf registration statement as well as any combination thereof, subject to market conditions and Giant's capital needs.

The shelf registration statement has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time that the registration statement is declared effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction.

COMPANY INFORMATION AND FORWARD LOOKING STATEMENTS

Giant, headquartered in Scottsdale, Arizona, is a refiner and marketer of petroleum products. Giant owns and operates one Virginia and two New Mexico crude oil refineries, a crude oil gathering pipeline system based in Farmington, New Mexico, which services the New Mexico refineries, finished products distribution terminals in Albuquerque, New Mexico and Flagstaff, Arizona, a fleet of crude oil and finished product truck transports, and a chain of retail service station/convenience stores in New Mexico, Colorado, and Arizona. Giant is also the parent company of Phoenix Fuel Co., Inc., an Arizona wholesale petroleum products distributor. For more information, please visit Giant's website at www.giant.com.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as believes," "expects," "anticipates," "estimates," "should," "could," "plans," "intends," "may," "project," "predict," "will," variations of such words and phrases, and other similar expressions. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect. While these forward-looking statements are made in good faith, and reflect the Company's current judgment regarding such matters, actual results could vary materially from the forward-looking statements. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to, the various risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on behalf of the Company, are expressly qualified in their entirety by the foregoing. Forward-looking statements made by the Company represent its judgment on the dates such statements are made. The Company assumes no obligation to update any forward-looking statements to reflect new or changed events or circumstances.